Ex. 10.1
                             Hand Brand Distribution
                              9845 N.E. 2nd Avenue
                           Miami Shores, Florida 33138
                                 (305) 759-8710


                                January 14, 2002


GeneThera, Inc.
12635 Montview Blvd, Suite 211
Aurora, Colorado 80010
Attn:  Mr. Antonio Milici, Chairman of the Board of Directors

Ladies and Gentlemen:

On behalf of the Board of Directors of Hand Brand Distribution, Inc., a Florida corporation ("HBDB"), I would like to advise the Board of Directors and shareholders of GeneThera, Inc. ("the Company") that HBDB wishes to acquire 100% of the Company's outstanding capital stock ("Stock"), on and subject to the terms and conditions below (the "Acquisition"). In order to complete our due diligence review of GeneThera's operations, financial condition and prospects, as well as those of its subsidiaries and affiliates, we will require approximately two additional days.

We believe that HBDB has taken the necessary steps to effectively complete the Acquisition. These actions include:

1. On January 11, 2002, our Board of Directors voted to reverse our capital stock on an eight share for each one share held (8:1). On January 15, 2002, we filed Articles of Amendment to reflect the reverse split effective January 15, 2002 with the Florida Secretary of State. Exhibit A to this letter includes a copy of the Articles of Amendment.

2. At the Board Meeting today, our Board of Directors we unanimously approved several actions relative to the Acquisition, including:

     A. Accepting an Private Equity Line of Credit facility ("Facility") for $30.0 million from Prima Capital Growth Fund LLC. In consideration for the Facility, Prima Capital will receive equity in HBDB at a
          discounted price per share.     Prima  Capital has  conditioned  the
          Facility on our successfully completing the Acquisition. A copy of the Facility documents are attached as Exhibit B.

     B. Selling the assets of Family Health News, Inc., our wholly-owned subsidiary. The sale of Family Health will leave our balance sheet with $100,000 of debt and nominal assets. Based on Florida law, the sale of this subsidiary requires shareholder approval. This will be done at our Annual Meeting of Shareholders to be held on February

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          24, 2002. We have already  obtained  Unanimous  Consent from more than
          50% of our outstanding votes, which ensures that this will be sold. As such, we are required to file an Information Statement and not a Proxy Statement with the Securities and Exchange Commission. Exhibit C is a copy of the Asset Purchase Agreement between HBDB and Family Health News.

    C. Entering into a $500,000 Convertible Note Agreement and Promissory Note, due January 2005 and convertible into HBDB common stock at $1.00 per share. We intend to use the funds for this Note to restructure the $100,000 discussed above and to allow continued borrowing for our short term cash needs until the Private Equity Line can be registered with the SEC and become effective. See Exhibit D for the form of the Agreement and Note.

Our proposed terms of the Acquisition are as follows:

1. HBDB would acquire all of the Stock from the GeneThera shareholders pursuant to a merger of GeneThera with HBDB (the "Merger", in exchange for the common stock of HBDB. All of the Stock must be validly issued, fully paid and non-assessable and shall be free of any lien, encumbrances or options. See Exhibit E for the definitive agreements titled "Common Stock Purchase Agreement" to be executed. Prior to the merger, we expect to have approximately 348,563 shares of HBDB common stock outstanding, 100,000 shares subject to conversion with regard to the Convertible Note described above, and warrants issued to Prima in connection with the Facility. Based upon information available to HBDB, which is subject to verification, as to the currently outstanding Stock, the exchange rate would be approximately
     3.0 shares of HBDB for each share of GeneThera.

2. GeneThera shareholders (i) would own an aggregate of 8,937,150 shares of the common stock of HBDB, subject to dilution as a result of equity contributed to HBDB and the provisions in each purchase agreement with the Shareholders. Attached is Exhibit E, which is a certified list of all of the GeneThera shareholders and their shareholdings..

3. The closing of the Merger would occur on or about Thursday, January 17, 2002, assuming all GeneThera shareholders consent to the Merger.

Although there shall be no obligation to do so, it is the intent of the parties to try and execute all documentation by January 25, 2002, other than documents that require shareholder approval.

It is understood that the terms of this letter are binding upon HBDB and GeneThera and is acceptable for the exchange of the Stock for HBDB common shares. The ensuing discussions between our respective representatives or GeneThera shareholders and their


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representatives  are confidential and will not be disclosed in any manner except as may be required by law.

If this Letter of Intent accurately reflects your understanding of the Transaction, please so indicate by faxing a fully executed copy of this letter to us no later than January 15, 2002.


Sincerely,

Hand Brand Distribution Inc.


By: ---------------------------------------------------
      John Taggert, President and Chairman of the Board


Exhibits:
---------
A - Reverse Stock Split
B - Private Equity Line of Credit
C - Sale of Family Health News, Inc.
D - Convertible Note Agreement
E - Certified GeneThera Shareholder List


GeneThera, Inc. & Shareholders
------------------------------
Accepted and Agreed:
--------------------



------------------------------
Chairman of Board




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